Exhibit 3.1

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into as of 5/5, 2015, by and among TriplePulse, Inc., a Delaware corporation (the “Company”), Brightstone Venture Capital Fund, LP (“Investor”) and Christopher Thompson (the “Key Holder”).

RECITALS

A.            Investor has agreed to purchase from the Company, and the Company has agreed to sell to Investor, a Convertible Promissory Note in the amount of $250,000 (the “Note”) on the terms and conditions set forth in that certain Convertible Note Purchase Agreement dated of even date herewith by and among the Company, Investor and certain other investors, as amended from time to time (the “Note Agreement”). As used herein, the term “Shares” shall mean the shares of Preferred Stock and/or Common Stock issuable upon conversion of the Note.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.            Effectiveness and Termination. This Agreement shall become effective upon closing of the sale of the Note to Investor. The rights, duties and obligations under Sections 2, 4 and 5 of this Agreement shall terminate upon the earlier to occur of: (a) the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act; (b) the closing of a Deemed Liquidation Event as defined in the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time; or (c) the sale, assignment or transfer of the Note or the Shares, as applicable, by Investor to any party other than an affiliate of Investor (including, without limitation, any affiliated investment fund of Investor). Section 2.1(b) shall survive any such termination of the Agreement.

2.	COVENANTS OF THE COMPANY.

2.1	Information Rights.

(a)            Basic Financial Information. The Company will furnish to Investor when available (1) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles and practices; and (2) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such quarter, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

(b)            Confidentiality. The Company shall not be required to comply with any information rights in respect of Investor if the Company reasonably determines Investor to be a competitor or a holder of ten percent (10%) or more of a competitor. Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring Investor’s investment in the Company.

3.	RESTRICTIONS ON TRANSFER.

3.1            Limitations on Disposition. Each person owning of record the Note, the Shares or any shares of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”) or any assignee of record of Securities (each such person, a “Holder”) hereby agrees not to make any disposition of all or any portion of any Securities unless and until:

(a)            there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)            such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 3.1(a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Securities in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Holder that is a partnership, limited liability company, a corporation or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in the case of clauses (ii) and (iii) the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder and in the case of clause (iii) the transfer was without additional consideration or at no greater than cost.

3.2            “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed by this Section 3.2 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement.

For purposes of this Section 3.2, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. To enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Shares subject to this Section 3.2 and to impose stop transfer instructions with respect to the Securities and such other Shares of stock of each Holder (and the Shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

4.	PARTICIPATION RIGHT.

4.1            General. Investor has the right of first refusal to purchase up to three times (3x) of Investor's Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of this Agreement, provided, however, Investor shall have no right to purchase any such New Securities if Investor cannot demonstrate to the Company's reasonable satisfaction that Investor is at the time of the proposed issuance of such New Securities an "accredited investor" as such term is defined in Regulation D under the Securities Act. Investor's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (a) the number of shares of the Company's Common Stock issued or issuable upon conversion of the Note or Shares, to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the number of shares of Common Stock of the Company reserved for issuance under any stock purchase and stock option plans of the Company and outstanding warrants.

4.2            New Securities. "New Securities" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term "New Securities" does not include: (a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of all the series of the Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Company's Board of Directors (the "Board'); (e) shares of Common Stock or Preferred Stock issuable upon conversion of the convertible notes outstanding as of the date of this Agreement and any securities issuable upon conversion thereof; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

4.3            Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to Investor a written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.2. Investor shall have ten (10) days from the date such Notice is effective, as determined pursuant to Section 6.2 based upon the manner or method of notice, to agree in writing to purchase Investor's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Investor's Pro Rata Share).

4.4            Failure to Exercise. In the event that Investor fails to exercise in full the right of first refusal within such ten (10) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which Investor's rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to Investor. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to Investor pursuant to this Section 4.

5.	ELECTION OF BOARD OF DIRECTORS.

5.1	Board Size. The Company shall establish a Board consisting of at least three (3) members.

5.2          Voting; Board Composition. Subject to the rights of the stockholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, Key Holder agrees to vote (or consent pursuant to an action by written consent of the stockholders of the Company) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by Key Holder (the “Key Holder Shares”), or to cause such shares of shares of capital stock of the Company to be voted to elect (and maintain in office) as a member of the Board one (1) individual (the “Board Designee”) designated from time to time by Investor (the "Designation Right"). Subject to the rights of the stockholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, Key Holder will not take any action to remove an incumbent Board Designee or to designate a new Board Designee unless such removal and/or designation of a Board Designee is approved in a writing signed by Investor. Key Holder hereby appoints the then current Chief Executive Officer of the Company, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Key Holder Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of Key Holder if, and only if, Key Holder (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of the Key Holder Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for Key Holder's written consent or signature. The Designation Right shall terminate upon the closing of the next bona fide next sale of Preferred Stock of the Company to investors with aggregate gross cash proceeds to the Company of at least $3,000,000 (excluding through the conversion of any outstanding convertible notes) (a "Qualified Financing") if an individual investor and its affiliates require that the Designation Right terminate as a condition to such investor investing $1,000,000 or more in the Qualified Financing.

6.	GENERAL PROVISIONS.

6.1            Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Key Holder and Investor (and/or any of their permitted successors or assigns).

6.2            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.2. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Laszlo Kupan, 11114 McDonald Street, Culver City, CA 90230, lkupan@gmail.com.

6.3            Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

6.4            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.5            Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.6            Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.7            Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by Investor without the prior written consent of the Company. Any attempt by Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.8            Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.9            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

6.10          Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.11          Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.12            Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.13            Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents except in the federal or state courts located in the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE COMPANY:

TRIPLEPULSE, INC.

Signature:	/s/ Chris Thompson (May 5, 2015)

Email:	chrisdthompson@gmail.com
Christopher Thompson
Chief Executive Officer

1316 Third Street

Suite B5

Santa Monica, CA 90401

chrisdthompson@gmail.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

KEY HOLDER:

/s/ Chris Thompson (May 5, 2015)

1316 Third Street Suite B5
Santa Monica, CA 90401 chrisdthompson@gmail.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

INVESTOR:

Brightstone Venture Capital Fund, LP

/s/ Seth DeGroot
Seth DeGroot
Managing Partner

510 First Ave N
#200
Minneapolis, MN 55403

Seth@brightstonevc.com